Event ID: 1160001
Event Name: Savient Pharmaceuticals, Inc. Business Update Conference Call
Event Date: 2005-11-07T16:00:00 UTC

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Notes:
Converted From Text Transcript
1160001
Savient Pharmaceuticals, Inc. Business Update Conference Call
November 7, 2005
C: Jenene Thomas; Savient Pharmaceuticals; Director, Investor Relations
C: Christopher Clement; Savient Pharmaceuticals; President and Chief Executive Officer
C: Dr. Zeb Horowitz; Savient Pharmaceuticals, Inc.; SVP and Chief Medical Officer
P: Kevin DeGeeter; Dawson James; Analyst
P: Phil Broenniman; Cadence Investment Partners; Analyst
P: Richard Mansouri; Para Partners; Analyst
P: Everett Alexander; JGB Capital Management; Analyst

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C: Jenene Thomas; Savient Pharmaceuticals;Director, Investor Relations
C: Christopher Clement; Savient Pharmaceuticals;President and Chief Executive Officer
C: Dr. Zeb Horowitz; Savient Pharmaceuticals, Inc.; SVP and Chief Medical Officer
P: Kevin DeGeeter; Dawson James; Analyst
P: Phil Broenniman; Cadence Investment Partners;Analyst
P: Richard Mansouri; Para Partners;Analyst
P: Everett Alexander; JGB Capital Management; Analyst
P: Operator;

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Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this report regarding the Company’s strategy, expected future financial position, discovery and development of products, strategic alliances, competitive position, plans and objectives of management are forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, the statements regarding the possible continued listing of the Company’s common stock on The Nasdaq Stock Market, the timing of the filing of the Company’s June 30, 2005 Form 10-Q and September 30, 2005 Form 10-Q, the timing of the filing of restated financial statements for the years ended 2002, 2003 and 2004, the continued implementation of the Company’s strategic plan, the development of the Company’s pipeline, the commencement of Phase 3 clinical trials for Puricase, FDA approval of the marketing and sale of Puricase, timing of the completion of a potential partnering alliance in the U.S. and the launch of Soltamox and growth at Rosemont are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company’s business and the biopharmaceutical and specialty pharmaceutical industries in which the Company operates. Such risks and uncertainties include, but are not limited to, delay or failure in developing Prosaptide, Puricase and other product candidates; difficulties of expanding the Company’s product portfolio through in-licensing; introduction of generic competition for Oxandrin; fluctuations in buying patterns of wholesalers; potential future returns of Oxandrin or other products; our continuing to incur substantial net losses for the foreseeable future; difficulties in obtaining financing; potential development of alternative technologies or more effective products by competitors; reliance on third-parties to manufacture, market and distribute many of the Company’s products; economic, political and other risks associated with foreign operations; risks of maintaining protection for the Company’s intellectual property; risks of an adverse determination in on-going or future intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical and specialty pharmaceutical industries. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements, and you should not place undue reliance on the Company’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. The Company’s forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that the Company may make. The Company does not assume any obligation to update any forward-looking statements.

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+++ presentation
Operator: Good morning. My name is Maryann and I will be your conference facilitator. At this time I would like to welcome everyone to the Savient Pharmaceuticals third quarter business update conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer session. (Operator Instructions). Thank you. I would now like to turn the call over to Ms. Jenene Thomas, Director of Investor Relations. Ms. Thomas, you may begin your conference.

Jenene Thomas: Good morning and thank you for joining Savient’s third quarter business update. Before I introduce Mr. Clement, please bear with me as I provide the requisite Safe Harbor statement. Statements in this discussion concerning our business strategy, business outlook or future economic performance, product development, anticipated profitability, revenues, expenses, earnings or other financial items and statements concerning assumptions made or expectations as to any future events, conditions, performance, competitive position, strategic alliances, plans and objectives of management or other matters are forward-looking statements as that term is defined under Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include those detailed in our filings with the Securities and Exchange Commission. We do not assume any obligation to update any forward-looking statements.

Joining Mr. Clement on the call today are members of Savient’s management team, Gina Gutzeit, Interim Chief Financial Officer; David Fink, Senior Vice President of Commercial Operations; Dr. Zeb Horowitz, Senior Vice President and Chief Medical Officer and Philip Yachmetz, Senior Vice President of Corporate Strategy and General Counsel. I would now like to introduce Christopher Clement, President and Chief Executive Officer.

Christopher Clement: Thank you. And welcome to our Q3 2005 business update. This call today is going to be a little different, more of a business update than what you would expect from a typical earnings call. I won’t have any detailed financials, no audited financial statements until we are back in compliance and as previously communicated, that will be on January 3rd of 2006. However, I will provide as much information as I can to give you a sense of the business and also to update you on other aspects and developments within the company.

Let me first address the issue in timing of our restatements with respect to the product return reserve for Oxandrin and remind you of the chronology. This error was first detected by Savient’s financial personnel during our Q2 2005 close. And on August 9th, we announced that restatements would be necessary. As previously communicated, we had over-reserved for product returns on Oxandrin. This over-reserve was due to a reliance on data that the company received from a third party fulfillment center called incident reports. These incident reports are data coming into the company indicating that a return of product would be forthcoming. After analyzing this, we subsequently determined that these incident reports were unreliable for determining our reserves. So, in effect, we had an underlying faulty methodology.

The product reserve was first initially established during 2004. And once we became aware of the return issue, it was prudent for us to go back and to review all relevant prior periods to determine if a reserve should have been in place for the earlier years. We subsequently then determined that a reserve should have been in place also for the years 2002 and 2003 and that work is now under way to determine reserves for both inventory and product returns.

Now this issue has been before us for a couple of months. And you may be asking yourself, why has this taken so long. And let me try to bridge and answer that question for you. First, we had to understand what the problem was since we thought that the methodology that we had employed and were using – using these incident reports – was reliable. So we had to go back and get a lot of historical data, open up the prior years and all of that took a significant amount of time to fully understand the issue. In addition, many of these activities had to happen in a sequential manner.

Once we understood the problem, we needed to establish a more accurate and precise methodology for determining reserves going forward so that this is not a problem for us. And that work also continues. We had to analyze all prior years to determine for what year a reserve should have been in place. We subsequently determined for the years 2002, 2003, in addition to 2004 and quarter 2 2005 had to be restated.

We also needed to provide sufficient time for our external auditors to review the data themselves and to satisfy their internal processes relative to these restatements. And given the current business climate, we wanted to assure you, our investors that we understood the problem and that we did all the necessary work to fully understand what the issue was. This was a mistake on our part but it was not due to any fraud or malfeasance. We conducted both internal analysis and investigation as well as working with the appropriate external financial consultants so that we could conclude the problem was on our part but it was not due to any fraud or malfeasance.

We then also had to have a plan in place for discussion with NASDAQ so that we could get the necessary time to get ourselves back into compliance. And we met with the NASDAQ back at the end of September and as you know, on October 28th, the NASDAQ granted our extension request. And we're doing everything we can within the company to ensure that we will meet this timeline.

Using a very thorough now (ph) analytical process, and with the benefit of hindsight, with a full understanding of the issue and with some actual history of Oxandrin returns behind us, has now allowed us in consultation with our auditors to establish the appropriate methodology for determining both returns reserves and inventory going forward. I'm confident that this issue is well understood and will shortly be behind us.

We have had a number of financial reporting issues over the years and we are taking the necessary steps to insure the integrity of our financial reporting going forward. First of all, we've brought in the necessary resources to complete the current outstanding work that's on time so that we ensure that we make our compliance schedule with NASDAQ. We're working with financial consultants and experts to review and modify if necessary our internal processes and procedures. We're doing an evaluation of our financial structure to ensure that we have the appropriate alignment of responsibilities and workload across departments. And we're actively recruiting for a permanent CFO and in the interim, Gina Gutzeit, our Interim CFO, will continue in her position so that we effect a smooth transition once we bring a permanent CFO on board.

Clearly, these restatements have occupied a significant amount of time this quarter by management and will continue to do so until we are filed. At the same time, management and our employees have continued to manage and drive this business and by doing so have advanced our strategy. Before I get into a review of our financial results for the third quarter and overview of our business and strategic achievements, let me first update you on recent developments with respect to our co-promotion arrangement with Ferring on Euflexxa.

Savient and Ferring Pharmaceuticals have reached an agreement in principle for Savient to exit the U.S. co-promotion of Euflexxa to rheumatologists in the U.S. This decision to exit this arrangement is based upon a different product launch profile which altered the commercial attractiveness of this opportunity under the terms of our agreement prior to the launch of Puricase. Euflexxa was approved by the FDA in December of 2004 and post-approval submissions to support room-temperature labeling were provided to FDA and then later supplemented to expand the scope of this labeling. Subsequently, FDA approved the final launch labeling for Euflexxa to include a requirement for refrigerated storage conditions.

In addition, a recent decision by the Centers for Medicare and Medicaid services or CMS, to reimburse all HA products with the exception of Synvisc, which is the market leader, into one reimbursement pricing category.

Strategically, Euflexxa was of interest to us as it represented an early entree into the field of rheumatology which is a new therapeutic category for us. And to allow us to build a presence and expertise in advance of Puricase which is about to enter Phase III clinical trials. However, given the recent change in product profile and market conditions we have determined that it’s best to exit this agreement and allow us to fully focus our efforts and resources on our clinical development program for Puricase. As part of this termination agreement and in lieu of our $20 million obligation commitments under the agreement, Savient will pay Ferring Pharmaceuticals $17.7 million plus accrued expenses to date.

We also have a separate agreement in principle with Ferring International to accelerate the payment of the Ferring notes due as part of the consideration paid for the acquisition of the Global Biologics manufacturing business which closed in July of 2005. Ferring International will pay Savient $15.7 million before the end of this year and an additional 6.7 million before March 31st of 2006. These payments are accelerated from July 2006 and 2007 respectively. Post-closing working capital adjustments have also been completed, which will result in Savient receiving from Ferring B.V. an additional payment of $775,000. The acceleration of these payments will add to Savient's strong cash position and allow us to seek appropriate late-stage opportunities in rheumatology which remains an area of key strategic importance to Savient.

Let me now turn to what financial data that I can provide to you for the third quarter of 2005. For the quarter ended September 30, 2005, total gross sales were $23.6 million and the company had $68 million in cash and cash equivalents and no debt. Sales of Oxandrin were down for the quarter in 2005 versus the same period of 2004. However, new prescriptions increased in the second quarter which was the first quarterly increase that we've seen in over a year and market share moving up from 4.3% to 4.6%. In addition, monthly prescriptions through August have also been favorable with respect to new prescriptions. And we believe that we'll continue to see this positive trend when quarter 3 numbers become available. Now this should all result in having a favorable impact downstream on the revenue line. Rosemont continues to perform at historical growth levels, with sales up nearly 15%, Q3 2005 versus the same period in 2004 and up nearly 16% year-to-date.

So in summary, the company is financially secure with no debt, with sufficient funding to fully develop our clinical pipeline and continue to advance our strategic plan.

There have been a lot of good things happening operationally within this organization and let me update you on a few of those. We’ve had a realignment of our sales and marketing efforts and now are laser-focused for Oxandrin – targeting those high-prescriber physicians – and that result is now beginning to pay some significant dividends. While sales were down this quarter versus the same quarter in 2004, as I mentioned, new prescriptions were higher for Q2, the first growth that we've seen in over a year. And new prescription growth is a good leading indicator for downstream demand of the product. We've seen that this trend has continued with new prescription growth through August.

The realignment and refocus is paying dividends in other ways as well. We’ve been able to terminate our hybrid contract sales organization, saving ourselves $3 million annually. And at the end of this year, we will terminate our agreement with Ross Nutritional Products. Ross had been promoting Oxandrin in long-term care settings. And this will result in annual savings of approximately $4 million. Our realigned marketing and sales efforts will not only be able to effectively cover these high-prescribers of Oxandrin but also effectively cover the long-term care sector of the market at significant lower cost. So the outlook for Oxandrin is a healthier bottom line with these significant expenses removed.

What’s the status of a generic approval? We continue to monitor the markets but to date nothing has yet been approved. But let me give you an update on the status of our citizen petitions. Our first petition was filed in February of 2004 where we recommended that a warfarin interaction study in addition to bioequivalence be required for approval given the fact that there’s a significant interaction between these 2 drugs. We also recommended that other tests be conducted since Oxandrin is considered to be a difficult chemistry drug. The FDA acknowledged our petition in July of 2004, telling us that it had merit and it required further study and since then we've heard no further word.

In September of 2005, we filed a petition seeking clarity on exclusivity relative to geriatric labeling, which the company was granted in June of 2005. Now this was based upon a study and a data submission we made to FDA in the elderly population where we recommended that there be a lower starting dose for the elderly. And this language was ultimately and eventually incorporated into the Oxandrin labeling. Now we believe there's a potential safety issue if a generic gets approved since they will not be able to use that specific geriatric dosing language until June of 2008. So we are seeking clarity with the FDA through this petition process as to whether this geriatric exclusivity will translate into brand exclusivity. We believe that we're properly aligned with Oxandrin at this stage in its life cycle and we will continue to seek ways to maximize the brand and improve the bottom line.

Let me now turn to our development efforts and give you an update of where we are with Puricase. We will be showcasing Puricase next week at the American College of Rheumatology meeting in San Diego. I’d like to remind you that we have 2 abstracts that are being presented. The first is the resolution of Tophi as documented by 1 investigator in 2 patients in our Phase II clinical trial. And the second abstract is a presentation of the results of our Phase II trial. Now this is the first time that this data is being presented publicly and I look forward to sharing this information with you in press releases following the conclusion of the American College of Rheumatology meeting. Puricase continues to generate lots of interest among rheumatologists and we expect this to increase as this remarkable data is presented at that prestigious meeting next week.

I’d like to remind you that we had our end of Phase II meeting at the end of July with the FDA, which led to agreements in principle on all major elements of our Phase III clinical program. We’re currently in dialogue with FDA to formalize the plan and reach a final agreement on our special protocol assessment which we also discussed with them during our end of Phase II meeting. We’re presently on target to start our trial – Phase III trial – in Q1 of 2006 which would allow us to file our biologics application in the second half of 2007 and look for an approval in 2008. The costs from this stage forward to approval are approximately $15 million.

And as we move into Phase III, we’re very excited that beyond the evaluation of the primary endpoint which is uric acid control, we’re also going to look at clinical outcomes at secondary endpoints, specifically the resolution of gout Tophi and hopefully fewer gout attacks. Now positive data from these secondary endpoints could lead to an accelerated review by the FDA as well as other regulatory bodies and have a favorable impact on pricing reimbursements and formulary acceptance.

On the partnering front, there's been a lot of discussion and we’re very hopeful about completing both development and commercial agreements for the E.U. and in Asia sometime during 2006. 2006 is a very, very exciting year for Puricase development. Not only as we begin to advance our Phase III clinical program but also on the commercial development end with partners in securing our programs in markets outside of the U.S.

Let me now turn and spend a few moments on Rosemont. Continuing to perform at historical growth levels. Up 14% for the 9 months in 2005 versus 2004 and up 16% on a year-to-date basis. The market fundamentals in the UK remain very strong. There's robust market demand and the backorder issue, which we had from last quarter – which was due to a little disruption when the FDA came in to do their inspections – that has largely now been resolved.

We’re very excited about the FDA approval for Soltamox. This is a unique formulation and will be a benefit to tamoxifen patients, many of whom are elderly and have difficulty swallowing. We are in active discussions with several potential marketing partners for Soltamox and expect to have a partner in place in early 2006. We're also in discussions with several potential partners regarding a broader strategic alignment and agreement for Rosemont products in the U.S. and hope to have that completed in 2006 as well.

Understandably our employees at Rosemont are very proud of their performance as well as achieving the recent approval of the GMP manufacturing site. We continue to be very pleased with Rosemont performance as well as its ongoing prospects for growth both in its domestic UK market as well as now expansion into the U.S.

This company has had significant issues and challenges this year, the most recent being having to work our way through these financial restatements. This is a distraction to running the business. And it's a credibility issue for the company. I believe we now understand – fully understand and have rectified the underlying issues relative to this and have a plan in place to avoid such missteps going forward. I'm very proud of this organization and our employees in staying focused and continuing to accomplish milestones and achievements in advancing our corporate strategy.

I believe our business fundamentals are very strong. The company is financially stable, secure, with no debt. Oxandrin is now showing very good demand growth. Rosemont's performing at historical double-digit growth. U.S. market is now open for liquid products, with Soltamox being the first through. Our Phase III development program for Puricase is on target. And our business development efforts will result in key partnerships for Puricase and for Rosemont.

Strategically we will continue to evaluate all options with our board of directors to ensure that we deliver maximum value to our shareholders. We remain committed to the area of rheumatology and will continue to seek late-stage licensing or co-promotion opportunities. Thank you for listening this morning and I'd now like to open up the lines for q-and-a.

+++ q-and-a
Operator: Thank you. (Operator Instructions). We'll pause for just a moment to compile the q-and-a roster. Your first question comes from Kevin DeGeeter of Dawson James.

Kevin DeGeeter: Hey, Chris.

Christopher Clement: Hello, Kevin.

Kevin DeGeeter: Let’s talk about the decision to exit the Nuflexxa agreement a little bit more and kind of how that kind of reconciles with your last statement there that you're still going to actively look into in-licensing opportunities. Does this change the type of opportunity you might be focused on and why – help us understand what type of products would fit in the mix. I mean, obviously I've got no objection to you getting out of the Nuflexxa deal in principle. I'm just trying to understand how that squares with the strategic plan here going forward.

Christopher Clement: OK. Well, as you know, getting into the rheumatology area is of critical importance to us because we believe that Puricase with the Phase II results we've had and moving it into Phase III that 2008 will be here before we know it and certainly we want to have an established presence prior to that time. The decision with respect to Euflexxa, we saw that as an opportunity to begin to enter that space. It's a new therapeutic category for us. We saw the opportunity to get in and to not only establish the appropriate relationships but also to get a – and see a financial return for ourselves prior to Puricase getting to the market. With the changes in the product profile and the market dynamics, given the period of time that we would have been involved with Euflexxa, we just did not see that as being able for us to get a positive return.

So for the moment, we'd rather keep our powder dry as it were, focus our efforts on making sure that we move Puricase through our Phase III clinical program. But then also continue to look at other late-stage or co-promotion type opportunities where the return for us would be more favorable. So it doesn't change our desire to get into the rheumatology space prior to the launch of Puricase but given the changes in circumstances as I've mentioned, we just felt we'd look at an opportunity a little bit more downstream.

Kevin DeGeeter: Fair enough. And 2 kind of financial nuts and bolts questions and then I’ll get back in queue here. Kind of on a net present value basis, how much do you save here over the next 2 years by eliminating this Nuflexxa agreement, if anything. In terms of '06 and '07 on an NPV basis.

Christopher Clement: Kevin, let me – I’m not sure I can answer that right now, but let me get back to you on that, OK?

Kevin DeGeeter: That’s fair. And – hey – can you just comment in at least qualitative terms what cash flow looked like in the quarter here? That should be something that – which is something – somewhat apart from the restatement process. You break even? You burn a little cash? You earn a little? How should we think about that?

Christopher Clement: Well, as you know, Kevin, I can’t – since we’re not in compliance right now I can’t give you a real definitive answer on that but let me try to frame this for you a little bit. At the end of June 30th of 2005, as outlined in our August 9th release, we had $16 million in cash. We then received the $55 million from Ferring when the deal closed in July. We had more or less about $3 million or so – so that was – the total of those 2 was $71 million. We had more or less about $3 million of closing costs that were associated with the Ferring transaction, bringing us down to the $68 million which is where we are right now. So more or less our objective – and I think what we’re beginning to see is that we have and will continue from an objective point of view to manage the company on somewhat of a cash neutral basis.

Kevin DeGeeter: All right. That’s great. Interesting and good results here on an operating basis and I guess I’ll get back in queue.

Christopher Clement: All right. Thank you.

Operator: Your next question comes from Phil Broenniman with Cadence Investment Partners.

Phil Broenniman: Hey, guys. Good morning, Chris. Good morning. I missed just the last piece you mentioned on cash, on how you arrived at the 68 million. Did it specifically include the 11 million from the settlement?

Christopher Clement: No, not received yet.

Phil Broenniman: That has not been received yet? So –

Christopher Clement: Not been received yet.

Phil Broenniman: You'll expect to receive that when?

Christopher Clement: The 68 – is a – just to go through it again. We had 16 million as of June 30, 2005 as outlined in our August 9th press release. We received 55 million on the first payment from Ferring, that led us – that gave us a total of 71 million. We had $3 more or less in closing costs which brings us to more or less what our balance is today, of 68 million. That does not include any further payments on – from Ferring or potentially the settlements with Mircette, since the FTC decision hasn't yet taken place with respect to that and we expect to hear something more on that by the middle of November. And if that's approved by the FTC, then the closing will take place shortly thereafter.

Phil Broenniman: And the accelerated payments from Ferring are – previously, you were to receive $15 million on the first anniversary of the transaction and then, I believe, another 10 million on the second anniversary?

Christopher Clement: Correct.

Phil Broenniman: And the accelerated payments are now what quantity and what timing?

Christopher Clement: Okay. So, you're right. There was 15 million that was due on July of 2006 and there was 10 million that was due on July of 2007. If you then – if you go back to July of '05 when the transaction closed and if you looked at that on a discounted back basis, that 25 million was really worth somewhere around 23 – it was really, $23.5 million. We now have a payment schedule, by accelerating those payments from Ferring, of $15.7 million, which will come in before the end of this year. And then, another $6.7 million, which will be accelerated until before March 31 of '06.

Phil Broenniman: Now, did you use the same discount rates to determine the cash payment that should be made to Ferring of the 20 million that you were going to invest in your sales force?

Christopher Clement: Of the 22.4 million in cash, it has a net present value of about 21.9 million.

Phil Broenniman: The – I’m sorry. I'm talking about the 20 million that Savient that was expected to invest in the sales force – detailed in the press release. That is, the press release ...

Christopher Clement: I'm sorry. I missed the question.

Phil Broenniman: What discount value did you – what discount rate did you use and was it different at all from the discount rate used to determine the payments that would be received by Savient – what discount rate do you use to determine what should be paid to Ferring – the 17 and change that you mentioned at the beginning of this call? Effectively, how did you arrive at 17 and change versus the 21 and change that is being paid to us?

Christopher Clement: Well, in some respects, Phil, those – this settlement with Ferring came about as kind of tying the whole thing together and were negotiated numbers, not necessarily all directly tied directly to discounted cash flow. What we tried to do here was look at the value of that 25 million that we've now accelerated. These were also non-interest bearing notes. So, in looking what the discounted cash flow of that 25 would be and then by accelerating that, we got close to that number. Now, through the 20 million, actually, to go to our investment in the co-promotion, that 20 million was to be paid over time through 12 – through December of 2006.

Phil Broenniman: All right. So then, how did you arrive at that 17 million? Or was that strictly a negotiated number.

Christopher Clement: That 17 was a negotiated number.

Phil Broenniman: Okay. And I guess I'm being a little bit thick here as to exactly why this transaction, which you previously, I guess, just four months ago had been quite excited about. What has changed?

Christopher Clement: Well, as I mentioned previously – as I mentioned during the talk, we – a couple of things have changed relative to market dynamics with Euflexxa. At the time that we had closed the transaction, a decision had not yet been made by the FDA on the storage conditions for the product. We now know that FDA approved the product with refrigeration labeling. And in addition, the Center for Medicare and Medicaid Services, on the reimbursement side, they lumped similar pricing for all products, with the exception of one, into the same reimbursement bucket. This has come about due to some of the products in the market last year trying to establish unique pricing codes for their particular products.

So, when we looked at those two events and, given the fact – bear in mind here that we looked at Euflexxa as being strategically important to us because it allowed us to build an early presence in rheumatology. But that we were basically going to have the product for a relatively short period of time as part of this agreement because, ultimately, our plan is – was and is to bridge to Puricase. So, just with those changes in market dynamics, given the relative short time that we would have had to make an appropriate financial return, it just wasn’t – it just didn't seem now to be the appropriate time and opportunity for us. And that's why I mentioned that we're going to focus ourselves to really drive Puricase to the market and we'll continue to look for other opportunities.

Phil Broenniman: I see. Okay. I guess I see. It's not completely clear to me, but we can talk a little bit more about it offline. Can you tell us where R&D was for third quarter?

Christopher Clement: I can't, Philip, because I – on the expense line, let me explain this to everybody. On the expense line, in reporting gross sales, there aren't going to be many adjustments to gross sales. Obviously, there will be adjustments down to net sales. But on the expense – with the expenses, that's still subject to review with our auditors and I'm not really in a position, because we haven't filed our statements, to comment further until we complete that process.

Phil Broenniman: Can we – is there any reason to think it would be any different from last quarter.

Christopher Clement: Well, let me – I’ll put it to you like – let me put it to you like this. Really, what to think about is where are we going in the future. And a lot of our activity, given the fact that we’re going to be starting our Phase III trials in the first quarter of next year and since a lot of our R&D is going to be driven by Puricase, I mean, that's by and large, going to be our – probably the largest single area for us. That's where we're kind of going in the future. We haven't been – there hasn't been a lot of activity as we get ready for Puricase going forward. But that will change as we move into 2006.

Phil Broenniman: Okay. All right. Thank you.

Christopher Clement: Thank you.

Operator: (Operator instructions) Your next question comes from Richard Mansouri of Para Partners.

Richard Mansouri: Good morning. Just a question and then an observation, I guess. My question is, at this stock price, it looks like you guys have set a market value of about 210 million, which is a value that Rosemont, arguably, is worth all by itself. So, you're getting value for – you're getting no value for almost $70 million in cash. No value for the Mircette legal settlement, no value for Puricase and you're getting absolutely no value in the market for Oxandrin whatsoever.

In fact, the presence of Oxandrin has confused people for over a year because you keep talking about a generic threat and also because of this Oxandrin accounting issue, you've been forced to restate financials, which has been, obviously, very troubling. Not from a value perspective, but certainly from a perception standpoint. So, my question is, regarding Oxandrin, have you considered either selling Oxandrin or striking an authorized generic deal with another company who may already have an ANDA currently pending with the FDA? Because it seems to me any value you get from it will be more than zero, which is basically what you're getting in the market right now.

Christopher Clement: Okay. Well, first of all, we do have a life cycle management program in place for Oxandrin. And I think, as I mentioned during my remarks, that I think with the renewed and different focus that we have on really just targeting the high prescribers of Oxandrin and in handling the relationship for the customers that Ross used to handle for us, certainly, I think we're being as efficient and effective as we can with Oxandrin, given the fact that we're saving and dropping a lot more now down to the bottom line.

Relative to selling Oxandrin, if you look at it just by the nature of your own question, Richard, that over the past year, there's been a lot of concern and talk about a potential generic entering the market. And that’s true. I mean, I – none of us has a crystal ball here. I reported on what I know about where a potential Oxandrin generic is, but I don't know who the AND filers are. So, anybody that would look at Oxandrin to buy it, let’s say, given the fact that there's a huge amount of uncertainty around that, do you really think that the company would receive a full and fair value for that particular asset? So ...

Richard Mansouri: I don't the – thank you for that. I guess, I don’t know the answer to the question because my question is has it been explored. And I guess, when you say full and fair value, what I tried to illustrate was the fact that if you get any value from it, it's better than nothing. And not only are you getting nothing from that, you're getting nothing in the marketplace for Puricase, for the cash, for everything else that I sort enumerated. So, that was the crux of my question was whether you could explore possibilities of extracting some value from it. That's all.

Christopher Clement: Well, it’s a fair – I mean, it's a fair question and I think we've certainly – we’re doing everything we can to try and continue to get as much value out of Oxandrin as we can. We have a couple of issues before us, obviously. I mean, should the company receive exclusivity on the brand through June of 2008 as was the basis of our citizen petition? Then, obviously, that would change the dynamics quite considerably, both for the company and see what happens from a value point of view at that point. So, that’s an open consideration.

And also, let’s not forget that Oxandrin, without a generic, continues to provide, despite the problems that we’ve had, continues to provide a significant amount of income to this company. So, I think the answer is we are looking at all of those different things. We've taken some steps right now to improve the bottom line for Oxandrin. And I think we’ll continue with our life cycle management strategy, which undoubtedly, has components of some of the things that you've talked about as part of it.

Richard Mansouri: Fair enough. The only other thing I said – my observation is that since June, you've sold the biologics facility, you’ve struck this legal settlement, you've received FDA approval to market Soltamox and your stock is materially lower than it was at the end of June. So, I guess, my observation is that’s very troubling and my suggestion is maybe you consider rethinking your presentation to the investment community. And I guess, the other suggestion would be that management and/or other members of the company show an affirmative commitment to their beliefs in the value by buying stock to the extent possible in the open market when you're permitted to.

Christopher Clement: Right. And I think, as you've seen in the past, Richard, that management, in fact, the management team in total, when the window opens up, the management team in total was able to buy stock in the company and I think that would see that happen again once we had the opportunity to do so. Unfortunately, until we are back in compliance, we are in a blackout and not able to undertake such an opportunity.

Richard Mansouri: Understood. Okay. Thank you.

Christopher Clement: Thank you.

Operator: Your next question comes from Kevin DeGeeter with Dawson James.

Kevin DeGeeter: Hey, guys. Two quick follow-up questions. One of them is kind of a housekeeping one. In that Rosemont, you had really nice growth in the quarter. Is any of that currency?

Christopher Clement: Let me give you the growth for Rosemont in local currency. Year-to-date, they're up 14.6% and quarter-to-date, they're up 16.2%.

Kevin DeGeeter: Okay. So, it's actually even a little better than the reported number.

Christopher Clement: Yes.

Kevin DeGeeter: All right. All right. That’s terrific. And the other one's actually for Zeb. We’ve actually seen a couple of companies go through the SPA process here and get to the end of it and just basically choose not to complete the SPA because they were in complete agreement with the FDA on the substantive issues. But the FDA, because of their own administrative problems wasn't in a position to provide them documentation to begin to enroll the study for another cycle or for a period of time.

And I guess my question to you, Zeb, is my sense is that you're more or less in agreement with the agency. If we get through one cycle here and they just can't close it up at their end, what do you do in that situation? Do you just begin to enroll patients and – or do you – is the SPA important enough that maybe we push out enrollment, if it comes to that, a couple more weeks or months?

Dr. Zeb Horowitz: Yes, well, that’s obviously a very astute question and it's something that we've been thinking about quite a bit. At this point, as Chris mentioned in his talk, we continue to have conversation with the FDA in advance of submission of the SPA. And as a matter of fact, we’re expecting some interaction with them in the next week or two. I had planned to submit the SPA by the beginning of November, but since they're coming back to us with some preliminary reviews they had promised back in July, we decided to wait to submit the SPA until we actually heard what they had to say.

The idea being that that would optimize the SPA process and hopefully keep everything to a single cycle. And at this point, I have no reason to believe that there is any major disagreement with the agency. Our reviewers just moved from biologics into Dr. Rappaport's group at the agency. And part of the reason that the – I think the agency themselves in response to my question agreed that it made sense to file an SPA is that this is the first time that Dr. Rappaport's group is handling a biological of this nature.

And it’s very helpful to try and work with the agency to clarify the methodologies, endpoints, analyses, plans and, clearly, the vertical design so that a year-and-a-half from now, when we're submitting the final BLA, all of those things are already settled in pre-agreement. That helps accelerate – potentially accelerate the review process and certainly narrows the uncertainty that otherwise we would have. Now, you do raise an important point and a scenario should we hit January where we do not have a written agreement with the agency.

I think, at that point, we would have to see what were the open areas, how long it would take to close those, to get written agreements. And we always do have the option of initiating the Phase III study without that final written agreement. At this point, I don't see any obstacle on the path to having that written agreement. But we would definitely consider the length of time it would take and the potential value of completing the process and incurring a delay in starting the study.

The real rate-limiting process in completing the Phase III program is certainly the start date, but also how long it takes to recruit patients. And the rate-limiting process in getting approval also has to take into account the review time. So, holding all those things together, we'll have to see, once we've interacted with the agency on the SPA, where we come out. I can't predict that yet.

Kevin DeGeeter: Fair enough. But it's fair to characterize the SPA process, that the discussion with the FDA that goes on during the review process is probably as important or more important than the written documentation of the SPA.

Dr. Zeb Horowitz: Yes, I would agree with that and many things are left open as potential review issues. Nevertheless, if we can get great clarity on this before entering Phase III, it will be very important, especially because we're also interested in clinical outcomes and in no case are gout clinical outcome methodologies validated or in general use. This is all novel and the agency is, to the extent that they're able, being collaborative in reaching conclusions about methodologies that they feel they'll be able to accept. So, it's been a very helpful process so far.

Kevin DeGeeter: Fair enough. I appreciate your thoughts.

Dr. Zeb Horowitz: Sure.

Operator: (Operator instructions) Your next question comes from Phil Broenniman of Cadence Investment Partners.

Phil Broenniman: Hey, guys. Back again.

Christopher Clement: Hi, Phil.

Phil Broenniman: Just following up on a previous callers’ commentary with regards to valuation and how the market is viewing the company, I think, certainly, a few salient points could come through. With 68 million in cash on the balance sheet, another 15, another 21 coming and yet another 11 million on top of that, you will have, basically, well over $1.50 per share for cash on the balance sheet. Add to that, even a very conservative value of Rosemont – pre-FDA approval, now certainly post-FDA approval would certainly increase at this value – you have a company that is trading at a significant discount to just those two assets.

Effectively, what you end up with then, is a buyer getting some cash and then Puricase – and for whatever it's worth – Oxandrin for free. Given your excitement about Puricase, can you explain why you wouldn't use some of that cash to just buy back stock? Take some of the stock out of the – off the table, such as it were. There's very little out there that I can see that has the potential for Puricase that is priced at zero and it seems to me like probably the best investment you can make and one that would certainly be appreciated by your shareholders.

Christopher Clement: Well, okay. Certainly, we will have the cash to fully develop Puricase and bring it all the way through to the market. In terms of whether or not ...

Phil Broenniman: That would be, probably, approximately $20 million, right?

Christopher Clement: Fifteen – yes. In the range of 15.

Phil Broenniman: Fine. Then let's call it $15 million. So, let’s knock out the first $15 million payment that you receive from Ferring and you still have a significant amount of the cash on the balance sheet and the company is still trading at a discount.

Christopher Clement: Right. And I think that it’s – I do think that it's very important that for a specialty biopharmaceutical company like Savient is, that to be able to add to its product portfolio is important. And that’s why we do have a business development function in place and that’s why we’ll continue to look for late-stage types of opportunities so that as we do enter the rheumatology space that we’re doing it either with a product prior to Puricase or once Puricase is on the market, that we have the ability to build a sustainable portfolio over time.

So, certainly, from a strategic point of view, we think that’s very important. I appreciate the fact that business conditions change all of the time. And as I've mentioned to previous callers and now to you, that we continue to evaluate all of our options with our board. And whether that comes to continuing with our current strategy, buying back stock, looking at other strategic alternatives and options, that is a living, breathing, ongoing process for us and one that we evaluate on a very regular basis.

Relative to the buyback right now, even with respect to employees and officers in the company being able to do something, until we get ourselves back into compliance, which will be on January 3, 2006, we're not in a position to execute or implement any of those kinds of things. So, job one for us is to continue along the lines of our – of advancing our plans and our strategy, but also making sure that we do what's necessary to get ourselves back into compliance. So then, when we have future conversations, we're in a position, hopefully, to discuss this in a more substantive way.

Phil Broenniman: Well, there’s no question that getting into compliance is job one, I guess, at this point. And then, certainly turning to the future. But when you refer to the company as a pharmaceutical development organization, I mean, frankly, that’s kind of in name only. We have one product out there that looks like it could be a homerun – well, certainly it’s a strong asset in Puricase – but it's hard for me to think of anything out there that’s priced at zero that has the same kind of efficacy. I mean, do you see something that I don’t?

Christopher Clement: No, I would agree with you that – I would agree with you that if you look at all the assets of the company, certainly ...

Phil Broenniman: But even outside the company. I mean, is there – if there’s anything that's priced at the same level that Puricase is right now, which is, again, free, I would recommend that you – and has the same efficacy, then I would recommend that you buy it. But I don't know that there is anything, which is why I'm suggesting – and I recognize that you do need to finish your account – deal with the accounting issues.

Christopher Clement: Right.

Phil Broenniman: But it seems to me the company's reluctance to concede that buying back stock indeed makes a lot of sense is a little bit puzzling to me.

Christopher Clement: Well, I wouldn’t say that – let me say that the reluctance – and I wouldn’t call it reluctance – I would say that this is an issue that, as I said before, we evaluate on a very regular basis. And obviously, market conditions change and that – and we'll have to consider those issues at that point in time. We have not – I will say that we have not done a buyback in the past because the company does view that it has other uses – other use – potential uses for that particular cash.

But at this particular point in time, as I said, we’ll get ourselves back into compliance and move ourselves along and continue that dialogue with our board and continue to look at that option. I mean, I hear you as I’ve heard others. And it’s not that we’re – I want to assure everyone we are not ignoring or rejecting such recommendations that come forward. We discuss them, we evaluate them on a very regular basis and will continue to do so.

Phil Broenniman: Final piece is – okay, well, I would expect that I'm not the only shareholder saying this because it seems fairly evident that the market isn’t really agreeing with the game plan that has been presented to it, given the pricing of the company. So, I hope you do take that under consideration as well as commentary from your other shareholders. But final question then, before I let you go. Since FDA approval of Rosemont, have there been additional buyers – or have there been any bids for the facility?

Christopher Clement: Any bids for the facility in terms of buying the company or what are you asking?

Phil Broenniman: Buying Rosemont itself. Yes.

Christopher Clement: Rosemont is not on the market. It's not for sale.

Phil Broenniman: That’s not what I asked.

Christopher Clement: Listen, we’re engaged in discussions and dialog all the time. So, at the point in time where I have something that I’m ready to report on, I’ll do so. But Rosemont is not for sale. We haven’t put the company up for sale. We continue to believe that – we continue to believe that there's a lot of growth left in Rosemont, both in the UK and now here in the U.S. and we're very excited about that.

Phil Broenniman: Has anyone put a bid on the table in front of you, though?

Christopher Clement: I’m not in a position to discuss anything at this particular point in time.

Phil Broenniman: Why not?

Christopher Clement: Because, Phil, it’s not appropriate.

Phil Broenniman: Why not? It’s a public forum.

Christopher Clement: It's not appropriate – we’re engaging in something that there’s no basis on anyway. But until that point in time where, under any circumstance, to getting Rosemont, that there’s anything where the appropriate analysis, due diligence and everything else has been done, that’s the point in time where you come out and discuss that and not before.

Phil Broenniman: Okay, Chris. All right. Thanks very much.

Christopher Clement: Thank you.

Operator: Your next question comes from Everett Alexander of JGB Capital Management.

Everett Alexander: Hello? Hello?

Christopher Clement: Yes, hi.

Everett Alexander: Hi. How are you?

Christopher Clement: Good. How are you?

Everett Alexander: I just had a question with respect to Larry’s departure. To the extent that you can speak about the reasoning behind what precipitated that. I'm just curious.

Christopher Clement: Larry – it was a decision on Larry’s part to leave the company.

Everett Alexander: Okay.

Christopher Clement: And we’re now happy to have an interim CFO on board who’s working with us to get ourselves through these restatements. And we have an active search with a very reputable, well known, nationally known recruiting group that we hope will – we know will bring us the appropriate candidates, so that we can permanently replace the CFO position.

Everett Alexander: Got you. And my second question with respect to the termination of Euflexxa, my understanding was your obligation was, for the first two years, I think, 10 million in each year. And then, in exchange for that, you really had kind of like a free option in terms of royalties going forward. By all means, I'm actually excited that you've decided to terminate that, but I'm just trying to figure out what the benefit of the termination is, given that you're paying 17.7 million and you're kind of – you’re getting rid of that optionality.

Christopher Clement: Yes, actually, that’s a good question. We did have a $20 million obligation ongoing to the – in the co-promotion through December of 2006. At that point in time, if we continued, then there would be more expenses and other expenses in keeping that relationship going forward. As of right now, we're paying 17.7 million less the accrued expenses that have already been put in this to date, some of it to understand the rheumatology market.

So, we see this as a better option for us, at this particular point in time. Because, in the near-term – really, for that short period of time, in order to get the positive financial return, we just didn't – we didn’t see our ability to do that. And rather than distract our resources and our focus, we’d rather do what we need to do to really drive and get Puricase into the market.

Everett Alexander: Got you. So, you said 17.7 less expenses that have been ...

Christopher Clement: Correct.

Everett Alexander: So, how much have you spent thus far?

Christopher Clement: I would say about $2.2 million in total. So, we're talking about around $15 million.

Everett Alexander: Okay. All right. That’s actually – okay. I appreciate it. Thank you.

Christopher Clement: Thank you.

Operator: At this time, there are no further questions. Mr. Clement, are there any closing remarks?

Christopher Clement: Yes, I want to thank all of you, again, for joining me this morning and I look forward, for the remainder of this year, to keeping you updated on milestone achievements and other significant events. Have a good day. Thank you.

Operator: Thank you for participating in today’s Savient Pharmaceuticals third quarter business update conference call. This call will be available for replay beginning at 2:00 p.m. Eastern Standard Time today through 11:59 p.m. Eastern Standard Time on Monday, November 21, 2005. The conference ID number for the replay is 1996046. Again, the conference ID number for the replay is 1996046. The number to dial for the replay is 1-800-642-1687 or 706-645-9291. This concludes today's conference call. You may now disconnect.